Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Otelco Inc.
Oneonta, Alabama

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-169738) of Otelco Inc. of our reports dated April 2, 2013, relating to the consolidated financial statements, and the effectiveness of Otelco Inc. and its subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Atlanta, Georgia
April 2, 2013